Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cheetah Net Supply Chain Service Inc. on Form S-1 of our report dated April 7, 2023 with respect to our audit of the consolidated balance sheet and related consolidated statements of income, changes in stockholders’ equity and cash flows of Cheetah Net Supply Chain Service Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP
New York, New York
April 7, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com